EXHIBIT 99.1

HALLADOR ENERGY REPORTS 2018 3rd QUARTER RESULTS

AND ADDITIONAL COAL SALES CONTRACTS THROUGH 2022

DENVER, November 5, 2018 - Hallador Energy Company (Nasdaq: HNRG) reports financial and operating results for the third quarter and first nine months of 2018.   Hallador filed its Form 10-Q after the markets closed today.

Brent Bilsland, President and Chief Executive Officer, commented, “Access to new markets is materializing as evidenced by 4.1 million tons of new contracted sales during the quarter and the addition of six new customers this year.  Utilities are indicating a desire to return to multi-year contracts, a trend that will benefit Hallador shareholders for many years.”

Highlights include:

•	Net Income

o	$2.9 million, $0.09 per share for the third quarter of 2018.

o	$5.0 million, $0.16 per share for the first nine months of 2018.

•	Coal Sales

o	4.1 million tons of additional coal sales contracted for 2018 – 2022.

o	Both 2018 and 2019 sales forecast increased to 7.3 million tons from 7.0 million tons.

o	2.1 million tons expected to ship in the fourth quarter of 2018 (8.4 million ton annual pace).

o	Customer base increased from 9 to 15 customers in 2018.

•	Production

o	Carlisle successfully returns to production adding ~33% capacity to coal operations.

The table below represents some of our critical metrics (in thousands except for per ton data):

	Nine Months Ended September 30,		Three Months Ended September 30,
	2018	2017	2018	2017
Net Income	$5,023	$11,719	$2,914	$3,916
Total Revenues	$203,829	$202,333	$79,722	$74,468
Tons Sold	5,146	4,889	1,962	1,786
Average Price per Ton	$39.40	$40.76	$40.29	$41.38
Bank Debt	$199,975	$210,742	$199,975	$210,742
Operating Cash Flow	$30,284	$47,998	$14,419	$24,037
Adjusted EBITDA*	$55,363	$66,046	$18,239	$21,056
Adjusted Free Cash Flow **	$28,200	$45,431	$9,267	$17,012

*Defined as EBITDA plus stock-based compensation and ARO accretion, less the effects of our equity method investments and Hourglass Sands.
**Defined as net income plus deferred income taxes, DD&A, ARO accretion, and stock compensation, less maintenance capex and the effects of our equity method investments.

EBITDA, adjusted EBITDA, and adjusted free cash flow should not be considered alternatives to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  Our method of computing EBITDA, adjusted EBITDA, and adjusted free cash flow may not be the same method used to compute similar measures reported by other companies.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial and analytical framework upon which management bases financial, operation, compensation, and planning decisions, and (iii) present measurements that investors, rating agencies, and debt holders have indicated are useful in assessing our results.

Conference Call

As previously announced our earnings conference call for financial analysts and investors will be held on Tuesday, November 6, 2018, at 2:00 pm eastern time.  Dial-in numbers for the live conference call are as follows:

Toll-free (888) 347-5317

Canadian Callers Toll-free (855) 669-9657

Conference ID #: Hallador Energy Company HNRG Call

An audio replay of the conference call will be available for one week. To access the audio replay, dial US Toll-Free (877) 344-7529; Canada Toll-Free (855) 669-9658 and request to be connected to replay access code 10125239.

Hallador is headquartered in Denver, Colorado and through its wholly owned subsidiary, Sunrise Coal, LLC, produces coal in the Illinois Basin for the electric power generation industry. To learn more about Hallador or Sunrise, visit our websites at www.halladorenergy.com.

Contact:Rebecca Palumbo

Investor Relations

Phone:(303) 839-5504 ext. 316